AltiGen Communications Reports Fourth Quarter Fiscal 2010 Results
SAN JOSE, CA -- (MARKET WIRE) – 11/17/2010 -- AltiGen Communications, Inc. (OTCQX: ATGN.PK) (PINKSHEETS: ATGN.PK), the leading provider of integrated Microsoft-based Unified Communications solutions, today reported financial results for its fourth quarter of fiscal 2010 ended September 30, 2010.

Jeremiah Fleming, AltiGen's President and Chief Executive Officer stated, “Our financial results this quarter reflect the continued softness in the SMB PBX business, in which low cost is the primary decision factor.  Now that AltiGen has introduced a software-based communications solution able to meet the requirements of larger enterprises with respect to both scalability and functionally we are seeing measuring traction in this market.  As these decision cycles tend to be longer we haven't yet realized the financial impact of our software-based solutions”.

Revenue for the fourth quarter of fiscal 2010 was $3.8 million, compared to $4.2 million in the preceding quarter, and compared to revenue of $4.8 million in fourth quarter of fiscal 2009. Gross margin in the fourth quarter was 67.4%, compared to 65.1% a year ago and 68.1% in the preceding quarter. Operating expenses totaled $3.3 million, compared to $3.9 million a year ago and $3.1 million in the preceding quarter. Net loss for the fourth quarter of fiscal 2010 was $638,000, or a loss of $0.04 per share, compared to a net loss of $729,000, or a loss of $0.05 per share, in the fourth quarter of 2009 and a net loss of $259,000, or a loss of $0.02 per share, in the preceding quarter. Total cash and cash equivalents, plus short term investments at September 30, 2010 were $6.5 million, compared to $7.2 million at June 30, 2010.

For the fiscal 2010 full-year, revenue was $16.6 million, compared to $17.4 million for fiscal 2009. Net loss for fiscal 2010 was $1.7 million, or a loss of $0.10, compared to a net loss of $4.7 million, or a loss of $0.30 per share, for fiscal 2009.

Conference Call
AltiGen will conduct a conference call with investment professionals at 2:00 p.m. Pacific Time (5:00 p.m. ET) today, November 17, 2010 to discuss AltiGen's results of operations for the fiscal 2010 fourth quarter. Dial (877) 407-8031 (domestic) or (201) 689-8031 (international) to listen in to the call.  A live webcast will also be made available at www.altigen.com. To access the replay, dial (877) 660-6853 (domestic) or (201) 612-7415 (international), account #286 conference ID #361038.  A web archive will be made available at www.altigen.com for 90 days following the call's conclusion.

About AltiGen Communications
AltiGen Communications, Inc. (OTCQX: ATGN.PK) (PINKSHEETS: ATGN.PK) is a leading provider of 100 percent Microsoft-based VoIP business phone systems and Unified Communications solutions. Having more than 10,000 customers around the world, AltiGen solutions are designed for high reliability, ease of use, seamless integration to Microsoft infrastructure technologies, and are built on a scalable, open standards platform. AltiGen's worldwide headquarters is in Silicon Valley, California, with international operations based in Shanghai, China. Local sales, service and support are provided by AltiGen's worldwide network of over 200 certified partners. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our 100 percent Microsoft-based business phone systems and Unified Communications solutions, and AltiGen's ability to successfully convert to an open software communications platform.  These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

AltiGen Communications, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Audited)

	Fourth Quarter Ended		Year Ended
	September 30		September 30
	FY 2010	FY 2009	FY 2010	FY 2009
Net Revenue	$3,804	$4,866	$16,645	$17,385
Gross profit	2,565	3,167	11,158	10,781

Research and development	1,230	1,329	4,577	4,924
Selling, general & administrative	2,024	2,575	8,362	10,691

Operating loss	(689)	(737)	(1,781)	(4,834)

Interest and other income, net	15	8	39	109

Net loss before tax	(674)	(729)	(1,742)	(4,725)

Provision for income tax	(36)	-	(34)	(15)

Net loss after tax	$(638)	$(729)	$(1,708)	$(4,710)

Basic and diluted net loss per share	$(0.04)	$(0.05)	$(0.10)	$(0.30)

Weighted average shares outstanding	16,495	16,137	16,417	15,937

	Condensed Consolidated Balance Sheets
	(Amounts in thousands)
	(Audited)

	September 30, 2010	September 30, 2009

Cash and cash equivalents	$3,776	$7,397
Short-term investments	2,748	-
Accounts receivable, net	1,018	1,545
Inventories	1,385	1,266
Other current assets	345	128
Net property and equipment	613	501
Other long-term assets	476	494
Total Assets	$10,361	$11,331

Current liabilities	$5,085	$5,342
Long-term liabilities	469	232
Stockholders' equity	4,807	5,757

Total Liabilities and Stockholders' Equity	$10,361	$11,331